Exhibit 3.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
EQM MIDSTREAM PARTNERS, LP

This First Amendment (this “Amendment”) to Second Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP (the “Partnership”), dated as of October 12, 2018 (the “Partnership Agreement”), is hereby adopted effective as of 10:01 a.m. Eastern time on February 22, 2019, by EQM Midstream Services, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.

RECITALS

WHEREAS, the Partnership and the General Partner have entered into an Agreement and Plan of Merger, dated February 13, 2019 (the “IDR Merger Agreement”), with Equitrans Midstream Corporation, a Pennsylvania corporation (“ETRN”), Equitrans Merger Sub, LP, a Delaware limited partnership (“Merger Sub”), EQGP Holdings, LP, a Delaware limited partnership (“EQGP”), and the other parties thereto, pursuant to which, among other things, the parties thereto have agreed to the exchange and cancellation of the outstanding Incentive Distribution Rights and the restructuring of the General Partner Interest pursuant to a series of transactions, including the merger of Merger Sub with and into EQGP, resulting in, among other things, the cancellation of (a) the Incentive Distribution Rights, (b) the economic portion of the General Partner Interest and (c) the issued and outstanding common units representing limited partner interests in EQGP and, as consideration for such cancellation, the receipt by certain Affiliates of ETRN of Common Units and a new class of limited partner interests referred to as Class B Units and the retention of a non-economic general partner interest in the Partnership, all on the terms and subject to the conditions set forth in the IDR Merger Agreement and this Amendment;

WHEREAS, Section 13.1(d), Section 13.1(g) and Section 13.1(m) of the Partnership Agreement provide that the general partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect (a) a change that the general partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (b) an amendment that the general partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to the general partner’s right under Section 5.6 of the Partnership Agreement to cause the Partnership to issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the general partner shall determine, all without the approval of any Limited Partners, and (c) any other amendments substantially similar to the foregoing; and

WHEREAS, the General Partner determined that the changes to the Partnership Agreement to be effected by this Amendment (a) do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, except for the General Partner, as the holder of the Incentive Distribution Rights and the General Partner Interest, and the General Partner, in its capacity as the holder of the Incentive Distribution Rights and the General Partner Interest, has consented to and approved the changes with respect to the Incentive Distribution Rights and the General Partner Interest to be effected pursuant to this Amendment, (b) are necessary and appropriate in connection with the authorization and issuance of the Common Units constituting the Exchange Consideration, and/or (c) are amendments substantially similar to the foregoing.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement, pursuant to its authority under Section 13.1(d), Section 13.1(g) and Section 13.1(m) of the Partnership Agreement, as follows:

1.              INTERPRETATION

This Amendment is made and delivered pursuant to the Partnership Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Partnership Agreement.

2.              AMENDMENTS TO PARTNERSHIP AGREEMENT

2.1                               Section 1.1 of the Partnership Agreement is hereby amended by inserting the following definitions alphabetically:

“ETRN” has the meaning given such term in the recitals to the First Amendment to this Agreement.

“Exchange” has the meaning given such term in Section 5.1.

“Exchange Consideration” has the meaning given such term in Section 5.1.

“IDR Merger Agreement” has the meaning given such term in the recitals to the First Amendment to this Agreement.

2.2                               Section 5.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.1                              Simplification Transaction.  Pursuant to the IDR Merger Agreement, the General Partner transferred, assigned and conveyed to the Partnership all of the General Partner’s right, title and interest in and to the Incentive Distribution Rights and agreed to the cancellation of the Incentive Distribution Rights and the economic portion of the General Partner Interest, and, in exchange therefor and in consideration thereof, the Partnership issued 87,000,000 Common Units to the General Partner (such Common Units, the “Exchange Consideration,” and such exchange, the “Exchange”). Upon the consummation of the Exchange, pursuant to the IDR Merger Agreement and this Section 5.1, the Incentive Distribution Rights and the economic portion of the General Partner Interest are hereby cancelled and, notwithstanding the Exchange, the General Partner Interest in the Partnership shall continue to be outstanding and held by the General Partner immediately following the consummation of the Exchange and the General Partner shall continue as the general partner of the Partnership without interruption, but the General Partner Interest in the Partnership shall cease to be represented by General Partner Units. Following the foregoing, there shall be no Incentive Distribution Rights or General Partner Units outstanding.”

2.3                               Section 5.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

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“Section 5.2                              Contributions by the General Partner and its Affiliates.  Except as set forth in Section 12.8, the General Partner shall not be obligated to make any Capital Contributions to the Partnership.”

2.4                               Section 5.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.3                              Contributions by Limited Partners.  No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.”

3.              GENERAL

3.1                               Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect.

3.2                               Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

3.3                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first written above.

GENERAL PARTNER:

EQM MIDSTREAM SERVICES, LLC

By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to

First Amendment to
Second Amended and Restated Agreement of Limited Partnership